Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals Increases Cannabinoid Yield to 5 g/L with IntegraSyn™ in Advance of Commercial Scale Production

•	5 g/L cannabinoid yield significantly exceeds reported industry yields
•	Significantly reduces the overall cost of rare cannabinoid manufacturing
•	Continued advancement to GMP-ready large-scale batch production

Vancouver, BC – June 17, 2021 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a clinical-stage company developing cannabinoid-based pharmaceutical drug candidates as well as manufacturing technologies for pharmaceutical-grade rare cannabinoids, today announced that its continued optimization of IntegraSyn™ has increased the cannabinoid yield to a level of 5 g/L, further improving the economics of this proprietary manufacturing approach in advance of large-scale production.

InMed’s cannabinoid yield of 5 g/L significantly exceeds currently reported industry yields. The Company has continued to make important steps to further optimize the IntegraSyn™ manufacturing process, resulting in the improved yield of 5 g/L, surpassing InMed’s previously reported yield levels of 2 g/L, an already commercially viable yield. The impact of improved yield is a significant reduction in the overall cost of manufacturing due to greater amount of cannabinoid produced per batch. InMed is now focused on manufacturing scale-up to larger batch sizes in the second half of calendar year 2021.

“We are very excited by these impressive yield levels that further validates the IntegraSyn™ manufacturing approach as a commercially viable solution for large-scale, pharmaceutical-grade GMP production of rare cannabinoids”, said Eric A. Adams, President and Chief Executive Officer of InMed. “While we continue to refine the process, we are now focused on advancing the program towards the next key milestones, including the manufacture of our first large-scale batch through a GMP-ready process in the coming months. We continue to believe InMed’s proprietary IntegraSyn™ approach will be one of the most important manufacturing processes for pharma-grade cannabinoids”.

Michael Woudenberg, Vice President of Chemistry, Manufacturing and Controls, added, “This achievement of increasing yield through process optimization was a combined effort of our internal team and Almac Sciences (member of the Almac Group), our collaborator / co-manufacturing partner, and enables the continued advancement to a scaled-up, GMP-ready process.”

About InMed: InMed Pharmaceuticals is a clinical-stage company developing a pipeline of cannabinoid-based pharmaceutical drug candidates, initially focused on the therapeutic benefits of cannabinol (“CBN”), and is developing IntegraSyn™ to produce pharmaceutical-grade cannabinoids. The Company is dedicated to delivering new therapeutic alternatives to patients who may benefit from cannabinoid-based pharmaceutical drugs. For more information, visit www.inmedpharma.com.

About IntegraSyn™: IntegraSyn™ is InMed's integrated cannabinoid manufacturing approach designed to efficiently and economically produce pharmaceutical-grade, bio-identical cannabinoids. The scalable and flexible IntegraSyn™ manufacturing approach integrates multiple commercially proven methods to efficiently produce cannabinoids utilizing cost-effective processes and starting materials.

About Almac Group: The Almac Group is an established contract development and manufacturing organization providing an extensive range of integrated services across the drug development lifecycle to the pharmaceutical and biotech sectors globally. Its innovative services range from R&D, biomarker discovery development and commercialization, API manufacture, analytical services, formulation development, clinical trial supply, Interactive Response Technology through to commercial-scale manufacture. Almac is an international, privately-owned organization which has grown organically over the past five decades now employing over 6,000 highly skilled personnel across 18 facilities including Europe, the US and Asia. For more information please visit almacgroup.com.

Investor Contact:

Colin Clancy

Senior Director, Investor Relations

T: +1 604 416 0999

E: cclancy@inmedpharma.com

Edison Group:

Joe Green/Laine Yonker

T: +1.646.653.7030/+1.646.653.7035

E: jgreen@edisongroup.com / lyonker@edisongroup.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information is based on management's current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about; developing a pipeline of cannabinoid-based medications in diseases with high unmet medical need; developing manufacturing technologies for pharmaceutical-grade rare cannabinoids; further improving the economics of IntegraSyn™ in advance of large-scale production; IntegraSyn™ yield levels of 2 g/L being an already commercially viable yield; improved IntegraSyn™ yield levels providing a significant reduction in the overall cost of manufacturing; and the next stage being a target output of one kilogram of the selected cannabinoid in the second half of calendar year 2021 via a GMP-ready process; IntegraSyn™ being an important and commercially viable solution for large-scale, pharmaceutical-grade GMP production of rare cannabinoids; and delivering new therapeutic alternatives to patients that may benefit from cannabinoid-based medicines.

While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. Known risk factors include, among others: the outbreak and impact of COVID-19 may worsen; commercial viability and large-scale production may not be possible within anticipated timelines or at all; the manufacturing process may not be GMP-ready for pharmaceutical quality production; demand or interest for InMed's products may decrease or cease; and economic and market conditions may become unstable or unfavorable. A more complete discussion of the risks and uncertainties facing InMed is disclosed in InMed’s filings with the Securities and Exchange Commission, including our Form 10-Q for the quarterly period ended September 30, 2020 filed with the SEC on December 17, 2020, and the most recent Annual Information Form filed with Canadian securities regulatory authorities on SEDAR at www.sedar.com.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.